Exhibit 10.58
SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
          THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is entered into as of this 11th day of January, 2006 by and between WXIII/SCV REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and HINES 720 OLIVE WAY LP, a Delaware limited partnership (“Buyer”).
          A. Seller and Buyer entered into that certain Agreement of Purchase and Sale dated as of December 29, 2005, as amended by that certain First Amendment to Agreement of Purchase and Sale dated as of January 6, 2006 (collectively, the “Agreement”). All capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement.
          B. Seller and Buyer now desire to enter into this Amendment to amend the Agreement as herein provided.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
          1. Approval Notice. Buyer hereby elects to purchase the Property and Buyer’s execution of this Amendment shall constitute Buyer’s giving of the Approval Notice pursuant to Section 4.5 of the Agreement. Therefore, in accordance with Section 4.5 of the Agreement, the Agreement will continue in full force and effect, Buyer waives its right to terminate the Agreement pursuant to Section 4.5 thereof and Buyer acknowledges that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.
          2. Purchase Price. The Purchase Price is hereby reduced to $83,675,000.
          3. Closing Date. The Closing Date is extended to January 31, 2006 provided that on or before January 13, 2006, Buyer deposits the Additional Deposit with Escrow Agent.
          4. Confirmation. Except as modified herein, the Agreement is hereby ratified and confirmed and is in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.
          5. Counterparts. This Amendment. may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Amendment shall be effective and binding on the parties upon delivery by facsimile or electronic transmission of counterparts of this Amendment signed by Seller and Buyer. Each signatory shall provide a counterpart copy of this Amendment bearing an original signature within three (3) business days after written request.

          IN WITNESS WHEREOF, Seller and Buyer have executed this Second Amendment to Agreement of Purchase and Sale as of the day and year first above written.

SELLER:		BUYER:

WXM/SCV REAL ESTATE LIMITED		HINES 720 OLIVE WAY LP, a Delaware
PARTNERSHIP, a Delaware limited partnership		limited partnership,

By:	WXM/SCV Gen-Par, L.L.C., a	By:	Hines 720 Olive Way GP LLC,
	Delaware limited liability company		a Delaware limited liability company
	General Partner		General Partner

By:	/s/ Nancy M. Haag	By:	/s/ Edmund A. Donaldson

Name: Nancy M. Haag		Name: Edmund A. Donaldson
Its: Assistant Vice President		Its: Manager

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
          THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is entered into as of this 6`h day of January, 2006 by and between WXIII/SCV REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and HINES 720 OLIVE WAY LP, a Delaware limited partnership (“Buyer”).
          A. Seller and Buyer entered into that certain Agreement of Purchase and Sale dated as of December 29, 2005 (the “Agreement”). All capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement.
          B. Seller and Buyer now desire to enter into this Amendment to provide for the reinstatement of the Agreement (which has previously been terminated) so as to be in full force and effect and to amend the Agreement as herein provided.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
          1. Reinstatement. The Agreement is hereby reinstated (in the same manner as if the Agreement had never been terminated) and shall be deemed to be in full force and effect.
          2. Inspection Period. The Inspection Period is hereby amended to be the period ending at 4:00 p.m. on January 11, 2006.
          3. Confirmation. Except as modified herein, the Agreement is hereby ratified and confirmed and is in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.
          4. Counterparts. This Amendment may be executed in any number of counterparts,. each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Amendment shall be effective and binding on the parties upon delivery by facsimile or electronic transmission of counterparts of this Amendment signed by Seller and Buyer. Each signatory shall provide a counterpart copy of this Amendment bearing an original signature within three (3) business days after written request.
          IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment to Agreement of Purchase and Sale as of the day and year first above written.

SELLER:		BUYER:

WXIII/SCV REAL ESTATE LIMITED		HINES 720 OLIVE WAY LP, a Delaware
PARTNERSHIP, a Delaware limited partnership		limited partnership,

By:	WXIII/SCV Gen-Par, L.L.C., a	By:	Hines 720 Olive Way GP LLC,
	Delaware limited liability company		a Delaware limited liability company
	General Partner		General Partner

By:	/s/ Nancy M. Haag	By:	/s/ Edmund A. Donaldson

Name: Nancy M. Haag		Name: Edmund A. Donaldson
Its: Assistant Vice President		Its: Manager

AGREEMENT OF PURCHASE AND SALE
720 Olive Way
By and Between
WXIII/SCV REAL ESTATE LIMITED PARTNERSHIP,
a Delaware limited partnership
and
HINES 720 OLIVE WAY LP,
a Delaware limited partnership

		Page
12.11	Calculation of Time Periods	28
12.12	Execution in Counterparts	28
12.13	No Recordation	28
12.14	Further Assurances	28
12.15	Auditor Access	28
12.16	ERISA	28
12.17	No Third Party Beneficiary	29
12.18	Asset Manager; Designated Representative	29

AGREEMENT OF PURCHASE AND SALE
[720 Olive Way, Seattle, Washington]
     This Agreement of Purchase and Sale (“Agreement”) dated as of December 29, 2005, is made and entered into by and between Buyer and Seller.
RECITALS:
     A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.
     B. Buyer desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Buyer to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
BASIC INFORMATION
     1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:
          1.1.1 Seller: WXIII/SCV Real Estate Limited Partnership, a Delaware limited partnership.
          1.1.2 Buyer: Hines 720 Olive Way LP, a Delaware limited partnership.
          1.1.3 Purchase Price: $84,000,000.
          1.1.4 Earnest Money: $2,000,000, to be deposited in accordance with Section 3.1 below, plus interest thereon, pursuant to Section 3.1.

1.1.5 Title Company:	LandAmerica Financial Group
601 Union Street, Suite 1100
Seattle, Washington 98101
Attention: Brandon Melton
Telephone: (206) 628-2834
Facsimile: (206) 628-1631

1.1.6 Escrow Agent:	LandAmerica Financial Group
601 Union Street, Suite 1100
Seattle, Washington 98101
Attention: Brandon Melton
Telephone: (206) 628-2834
Facsimile: (206) 628-1631

1.1.7 Broker:	Secured Capital Corp
11150 Santa Monica Boulevard, Suite 1400
Los Angeles, California 90025
Attention: Jay Borzi/Steve Silk
Telephone: (310) 477-9600
Facsimile: (310) 477-3436

and

Pacific Real Estate Partners, Inc.
225 108th Avenue N.E., Suite 550
Bellevue, Washington 98004
Attention: Ann Chamberlin
Telephone: (425) 974-4000
Facsimile: (425) 974-4020
          1.1.8 Effective Date: The date on which this Agreement is executed by the latter to sign of Buyer or Seller, as indicated on the signature page of this Agreement. Each party shall deliver a copy of the executed Agreement to the other upon execution.
          1.1.9 Inspection Period: The period beginning on the Effective Date and ending on January 5, 2006.
          1.1.10 Closing Date: January 16, 2005, provided however, Buyer shall have the right to extend the Closing Date to January 31, 2006 by (a) giving written notice to Seller and Escrow Agent of such election to extend on or before January 13, 2006 and (b) depositing with Escrow Agent an additional Two Million Dollars ($2,000,000) of earnest money (the “Additional Deposit”) on or before January 13, 2006. Upon deposit with Escrow Agent, the Additional Deposit shall be considered part of, and treated in the same manner as, the Earnest Money described under Section 1.1.4 above, and upon such deposit all references to Earnest Money shall include the Additional Deposit. The Additional Deposit shall be applied to the Purchase Price at Closing.
     1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
PTR required to be delivered pursuant to Section 5.1	Seller

Premium (and related sales tax) for Standard Coverage Owner’s Policy of Title Insurance required to be delivered pursuant to Section 5.5 and any endorsements to insure over disapproved exceptions if so elected by Seller
Seller

Premium (and related sales tax) for any costs of Title Policy attributable Seller to ALTA Extended Coverage and any endorsements desired by Buyer, and any inspection fee charged by the Title Company	Buyer

Costs of any revisions, modifications or recertifications to the Survey	Buyer

Costs for UCC Searches	Buyer

Recording Fees for the Deed and personal property sales and use taxes	Buyer

Washington State real estate excise tax	Seller

Any escrow fee charged by Escrow Agent for holding the Earnest	Buyer 1/2
Money or conducting the Closing	Seller 1/2

Real Estate Sales Commission to Broker	Seller
     1.3 Notice Addresses:

Buyer:	Hines 720 Olive Way LP	Copy to:	Davis Wright Tremaine LLP
	800 Fifth Avenue		1501 Fourth Avenue
	Suite 3838		2600 Century Square
	Seattle, Washington 98104		Seattle, Washington 98101
	Attention: Robert C. Hollister		Attention: Lisa Peterson, Esq.
	Telephone: (206) 839-8400		Telephone: (206) 628-7652
	Facsimile: (206) 839-8401		Facsimile: (206) 628-7699

Copy to:	Hines Interests Limited	Copy to:	Baker Botts L.L.P.
	Partnership		2001 Ross Avenue
	2800 Post Oak Boulevard		Dallas, Texas 75201
	Suite 5000		Attention: Joel Overton
	Houston, Texas 77056-6118		Telephone: (214) 953-6938
	Attention: Edmund Donaldson		Facsimile: (214) 953-4938
Telephone: (713) 966-2660
Facsimile: (713) 966-2075

Seller:	WXIII/SVC Real Estate	Copy to:	Cox, Castle & Nicholson LLP
	Limited Partnership		2049 Century Park East, 28th Floor
	c/o Archon Group L.P.		Los Angeles, California 90067
	1901 Avenue of the Stars		Attention: Marlene Goodfried, Esq.
	Suite 1450		Telephone: (310) 284-2268
	Los Angeles, California 90067		Facsimile: (310) 277-7889
Attention: Leslie Walling
Telephone: (213) 633-5815
Facsimile: (213) 633-5870

Archon Group L.P.
600 e. Las Colinas Blvd.
Irving, Texas 75039
Attention: General Counsel
Telephone: (972) 368-2200
Facsimile: (972) 368-2290
ARTICLE 2
PROPERTY
     2.1 Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (collectively, the “Property”):
          2.1.1 Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, air rights, development rights, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).
          2.1.2 Leases. All of Seller’s right, title and interest, without warranty except as expressly provided herein, in all leases of the Real Property with the tenants described on Schedule 2.1.2 attached hereto, and any leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (collectively, the “Leases”). Notwithstanding the foregoing, Seller shall retain all right, title and interest in and to, and the right to collect and receive, any amounts payable in connection with that certain former lease with Harris and Hull, a former tenant of the Real Property (the “Harris and Hull Claim”). The Harris and Hull Claim shall not be deemed to be part of the Property and shall not be included in the sale contemplated by this Agreement and Buyer shall have no claim or right thereto or interest therein.
          2.1.3 Tangible Personal Property. All of Seller’s right, title and interest, without warranty except as to title, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants or licensees at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”). The Tangible Personal Property currently owned by Seller is listed on Schedule 2.1.3 attached hereto.
          2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation, all to the extent assignable: all trade names and trade marks associated with the Real Property and the Improvements, including the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; warranties, if any; contract rights related to the construction, operation or management of the Real Property, if any (collectively, the “Service Contracts”) (but Seller’s right, title and interest in the Service Contracts shall only be assigned to the extent Seller’s obligations thereunder from and after the Closing are expressly assumed by Buyer pursuant to this Agreement); all license agreements with respect to the Real Property (collectively, the “License Agreements”); governmental permits, approvals and licenses, if any; and telephone exchange numbers (collectively, the “Intangible Personal Property”).
          2.1.5 Security Deposits. All of Seller’s right, title and interest in and to all refundable security deposits of tenants and licensees of the Real Property held and not applied by Seller (collectively, the “Security Deposits”).
ARTICLE 3
EARNEST MONEY
     3.1 Deposit and Investment of Earnest Money. Within three (3) business days after the Effective Date, Buyer shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts that can be liquidated immediately without penalty and which are otherwise satisfactory to Seller and Buyer, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Buyer accepts all risks with regard to such account.
     3.2 Intentionally Omitted.
     3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Buyer fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Buyer, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.
     3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Buyer terminates this Agreement prior to, or if this

Agreement terminates upon, the expiration of the Inspection Period pursuant to Section 4.5, Escrow Agent shall pay the entire Earnest Money to Buyer within one (1) business day following receipt of the Due Diligence Termination Notice from Buyer or within one (1) business day after the expiration of the Inspection Period unless Buyer has notified Seller and Escrow Agent in writing that Buyer has elected to proceed to Closing pursuant to Section 4.5. No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Buyer by Escrow Agent if this Agreement terminates or is terminated pursuant to Section 4.5. In the event of a termination of this Agreement by either Seller or Buyer for any reason other than pursuant to Section 4.5, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Real Property is located. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.
ARTICLE 4
DUE DILIGENCE
     4.1 Due Diligence Materials. Prior to execution of this Agreement, Seller delivered to Buyer and Buyer received copies of those documents listed on Exhibit B attached hereto (“Property Information”). In addition, during the Inspection Period and following at least twenty-four (24) hours’ prior telephone or written notice from Buyer, Seller agrees to allow Buyer, its authorized agents or representatives, at Buyer’s expense, to inspect at the Real Property and make copies of any other documents and property records (other than the Excluded Documents, as defined below) relating to the ownership, operation and maintenance of the Property, but only if and to the extent such documents and property records are in Seller’s possession at the Real Property (which shall include review of copies of such documents located at the property management office at the Real Property) (“Additional Property Information”). All of such Property Information and Additional Property Information delivered to, made available to, copied and/or reviewed by Buyer pursuant to this Section 4.1 (including all Leases, Service Contracts and License Agreements) shall sometimes be referred to collectively herein as the “Property Documents”. Notwithstanding anything in this Section 4.1 to the contrary, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents in electronic form or involving either Seller’s financing or refinancing of the Property, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property (other than documents pertaining to the Leases or the physical or environmental condition of the Real Property), any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers (other than documents relating to the Leases or the physical or environmental condition of Real Property), any third party purchase inquiries and correspondence, appraisals of the Property, internal budgets (other than operating budgets for calendar years 2005 and earlier) or financial projections, and any other internal documents (other than documents consisting of correspondence or notices to and from the tenants or licensees or with respect to Service Contracts to be assumed by Buyer pursuant to this Agreement or documents relating to the physical or environmental condition of Real Property).
     4.2 Intentionally Omitted.
     4.3 Physical Due Diligence. Buyer has been given access to the Property prior to the Effective Date, and continuing until the Closing (or earlier termination of this Agreement), Buyer shall have reasonable access to the Real Property at all reasonable times during normal business hours, upon appropriate notice to tenants and licensees as permitted or required under the Leases and License Agreements, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Buyer must give Seller twenty-four (24) hours’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), (ii) prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractor performing such test or inspection each have in place reasonable amounts of commercial general liability insurance on commercially reasonably terms for its activities on the Real Property covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Real Property, which insurance shall name Seller and Asset Manager as additional insureds thereunder, and (iii) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 4.12 below. Buyer shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, if any. Subject to the provisions of Section 4.8 hereof, Buyer or Buyer’s representatives may meet with any tenant or licensee; provided, however, Buyer must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Buyer’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.8 hereof, Buyer or Buyer’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Buyer must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Buyer’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires, except that the foregoing shall not apply to any inspection of city files by Buyer or its representatives nor to any efforts by Buyer or its representatives to obtain a zoning compliance letter from the City of Seattle.
     4.4 Intentionally Omitted.
     4.5 Due Diligence/Termination Right. Buyer shall have through the last day of the Inspection Period in which to (i) examine, inspect, and investigate the Property Documents and the Property and, in Buyer’s sole and absolute judgment and discretion, determine whether the Property (including the condition of title to the Real Property, as described in Section 5.3) is acceptable to Buyer, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Buyer except as otherwise expressly provided herein. Notwithstanding anything to the contrary in this Agreement, Buyer may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period, in which event this Agreement shall immediately terminate and the Earnest Money shall be promptly refunded to Buyer. If Buyer does not give written notice to Seller on or before the last day of the Inspection Period that Buyer elects to purchase the Property (the “Approval Notice”), this Agreement shall immediately terminate and the Earnest Money shall be promptly refunded to Buyer. If Buyer gives the Approval Notice, this Agreement shall continue in full force and effect, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to Section 4.4 and this Section 4.5, and Buyer shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.
     4.6 Return of Documents and Reports. If this Agreement terminates for any reason other than Seller’s default hereunder, Buyer shall, following Seller’s request, promptly return and/or deliver to Seller all Property Documents and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller’s default, then Buyer must deliver to Seller copies of all third party reports, investigations and studies concerning the physical or environmental condition of the Property, other than communications from Buyer’s attorneys, economic analyses, appraisals or financial projections (collectively, the “Reports” and, individually, a “Report”) prepared for Buyer in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Buyer’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.
     4.7 Service Contracts. Buyer shall assume Seller’s obligations under the Service Contracts listed on Schedule 4.7 from and after the Closing (which assumption shall be subject to the rights of the vendors thereunder). Seller shall terminate all other Service Contracts as of the Closing.
     4.8 Proprietary Information; Confidentiality. Buyer acknowledges that the Property Documents are proprietary and confidential and will be delivered to Buyer or made available for Buyer’s review solely to assist Buyer in determining the feasibility of purchasing the Property. Unless the Closing occurs, Buyer shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Buyer shall not disclose the contents of the Property Documents to any person other than to its attorneys, advisors and other persons who are responsible for determining the feasibility of Buyer’s acquisition of the Property and who have been advised to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two (2) business days after Seller’s request, Buyer shall deliver to Seller a list of all parties to whom Buyer has provided any Property Documents or any information taken from the Property Documents. Buyer shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.8. In permitting Buyer to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

     4.9 No Representation or Warranty by Seller. Buyer acknowledges that, except as expressly set forth in this Agreement, neither Seller nor Asset Manager has made nor makes any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Buyer further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller and Asset Manager. Seller and Asset Manager expressly disclaim any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Buyer. Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller and Asset Manager have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents or making the same available for Buyer’s review solely as an accommodation to Buyer.
     4.10 Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Buyer and its agents and representatives shall: (i) not unreasonably disturb the tenants or licensees or unreasonably interfere with their use of the Property pursuant to their respective Leases and License Agreements; (ii) not unreasonably interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant, licensee or other third party; (iv) not injure or otherwise cause bodily harm to Seller, Asset Manager, or their respective agents, guests, invitees, contractors and employees or any tenants or licensees or their respective guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.8 above, or except as may be otherwise required by law.
     4.11 Buyer’s Agreement to Indemnify. Buyer indemnifies and holds Seller and Asset Manager harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s inspections or tests of the Property or any violation of the provisions of Sections 4.3, 4.8 and 4.10; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Buyer (e.g., latent environmental contamination). Buyer’s obligations under this Section 4.11 shall survive the termination of this Agreement and shall survive the Closing with respect to events occurring prior to Closing.
     4.12 Environmental Studies; Seller’s Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Buyer must provide to Seller, immediately following the receipt of same by Buyer, copies of any and all third party reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Buyer shall have no obligation to cause any such tests or studies to be performed on the

Property. Seller acknowledges that Buyer has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.11 above, Buyer shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Buyer merely conducted such tests or studies, except to the extent Buyer’s actions aggravate any preexisting liability of Seller.
ARTICLE 5
TITLE AND SURVEY
     5.1 Title Report. Prior to execution of this Agreement, Seller or the Title Company delivered to Buyer, and Buyer received: (i) a title report with an effective date of August 11, 2005, under order number RT-20168775 (the “PTR”) issued by the Title Company, (ii) copies of all documents of record referred to in the PTR as exceptions to title to the Real Property (“Title Documents”), and (iii) a survey #05-1208 dated “9/05” prepared by Van Cleave and Associates (the “Survey”).
     5.2 New or Updated Survey. Buyer may elect to obtain a new survey or revise, modify, or re-certify the Survey as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Buyer’s objectives; provided, however, in no event shall the issuance and/or receipt of such new or revised survey be a condition precedent to, or delay, Closing.
     5.3 Title Review. Buyer has reviewed the PTR and the Survey and has approved Schedule B, special exceptions 2, 3 and 4 (with respect to non-delinquent installments only), 5, 6, 7, 8 and 9 of the PTR (the “Approved Exceptions”). If the Title Company issues a supplement to the PTR that includes any new exceptions to title, Buyer shall have three (3) business days after receipt of such supplement to deliver to Seller a notice disapproving such new exception to title. Buyer’s failure to so object to such new exception shall be conclusively deemed to be Buyer’s approval of such new exception. If Buyer timely delivers to Seller such disapproval notice, then Seller, within five (5) business days after receipt of such disapproval notice, may but shall not be obligated to, notify Buyer in writing (“Seller’s Title Notice”) that Seller will eliminate or cure (by title endorsement paid for by Seller and acceptable to Buyer from the Title Company or otherwise) such new exception, and if Seller so elects, the elimination or curing by Seller of such exception shall be a condition precedent to Buyer’s obligation to close. If Seller does not deliver Seller’s Title Notice to Buyer within such period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the new exception. If Seller (i) does not timely deliver Seller’s Title Notice or (ii) notifies or is deemed to have notified Buyer that Seller is unable or unwilling to cure any new exception, Buyer may elect to terminate this Agreement by written notice to Seller delivered within three (3) business days following notice or deemed notice that Seller is unable or unwilling to cure any new exception. Buyer’s failure to so terminate this Agreement shall be deemed Buyer’s waiver of any objection to such new exception. Notwithstanding the foregoing provisions of this Section 5.3 to the contrary, subject to Buyer’s full performance under this Agreement, Seller does agree to deliver title to the Real Property at Closing free and clear of liens of the deeds of trust and/or mortgages created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with

Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller further agrees to remove any title exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Buyer’s consent.
     5.4 Permitted Exceptions. The term “Permitted Exceptions” shall mean: the Approved Exceptions; matters created by, through or under Buyer or approved by Buyer pursuant to Section 5.3 above; items shown on the Survey; real estate taxes not yet due and payable; tenants under the Leases; and licensees under the License Agreements.
     5.5 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Buyer, an ALTA extended coverage owner’s title policy (1970 form) in accordance with the terms of this Agreement, insuring Buyer’s title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy form and the Permitted Exceptions (the “Title Policy”), Buyer shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.
ARTICLE 6
OPERATIONS AND RISK OF LOSS
     6.1 Ongoing Operations. From the Effective Date through Closing:
     6.2 Leases, Service Contracts and License Agreements. Seller will perform its material obligations under the Leases, Service Contracts and License Agreements.
          6.2.1 New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing. Seller shall not amend any Service Contract being assumed by Buyer in a manner that will affect the Property subsequent to the Closing.
          6.2.2 Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as existed as the removed item of Tangible Personal Property.
          6.2.3 Leasing and License Agreements. Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without providing Buyer (i) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, financial information of the tenant and/or licensee, as applicable, and Leasing/Licensing Costs, to the extent in Seller’s possession, and (ii) as to any such amendment or termination of a Lease or License Agreement or new Lease or new License Agreement which is to be executed after the expiration of the Inspection Period, Seller’s request for Buyer’s approval thereof. If Buyer’s consent is requested by Seller as to any amendment or termination of a Lease or License Agreement or new Lease or new License Agreement, Buyer agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within three (3) business days after Buyer’s receipt of the items in (i) and (ii) of this Section 6.1.4. If Buyer does not respond to Seller’s request within such time period, then Buyer will be deemed to have approved such amendment, termination or new Lease or new License Agreement. Buyer’s approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Buyer before or after the expiration of the Inspection Period, as follows:
               (i) With respect to a request for approval delivered by Seller to Buyer before the expiration of the Inspection Period, Buyer’s consent shall not be unreasonably withheld or conditioned.
               (ii) With respect to a request for approval delivered by Seller to Buyer after the expiration of the Inspection Period, Buyer may withhold its consent at its sole discretion.
     6.3 Damage. If prior to Closing the Real Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Buyer written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.
          6.3.1 Material. In the event of any Material Damage to or destruction of the Real Property or any portion thereof prior to Closing, Buyer may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Buyer (which Casualty Notice shall specify Seller’s estimate of the amount of any deductible) (and if necessary, the Closing Date shall be extended to give Buyer the full thirty (30) day period to make such election and for the parties to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Buyer does not terminate this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Buyer shall assume full responsibility for all needed repairs, and Buyer shall receive a credit at Closing for any deductible amount under such insurance policies (provided however, the credit for any deductible amount shall not exceed $500,000 in the aggregate and the amount of the deductible plus insurance proceeds shall not exceed the cost of repair). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $500,000 to repair or which, in Seller’s reasonable estimation, will take longer than ninety (90) days to repair or for which there is no insurance coverage.

          6.3.2 Not Material. If the Real Property is not Materially Damaged, then neither Buyer nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Buyer, or (ii) assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction, Buyer shall assume full responsibility for all needed repairs, and Buyer shall receive a credit at Closing for any deductible amount under such insurance policies (provided the amount of the deductible plus insurance proceeds shall not exceed the cost of repair).
     6.4 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, then Buyer may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten (10) day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (ii) above.
ARTICLE 7
CLOSING
     7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Buyer). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Buyer and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.
     7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:
          7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (provided, however, if Buyer has actual knowledge that any of Seller’s representations and warranties are not true and correct in all material respects prior to the end of the Inspection Period but Buyer nevertheless did not terminate this Agreement pursuant to Section 4.5 above, the accuracy of such representations and warranties shall no longer be a condition to Buyer’s obligation to purchase the Property hereunder);

          7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and
          7.2.3 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against the other party that would (i) prevent such party from performing its obligations under this Agreement, or (ii) except for any matters disclosed to Buyer in the Property Documents, materially and adversely affect the operation or value of the Property.
          7.2.4 Estoppels. Seller shall have obtained and delivered to Buyer at least two (2) business days prior to the Closing Date estoppel certificates substantially in the form of Exhibit G attached hereto with no material adverse disclosure from tenants leasing at least 80% of the leased rentable area in the Improvements, including from all tenants leasing a full floor or more of space in the Improvements. This condition is for the sole benefit of Buyer and if this condition is not so satisfied, Buyer shall have the right to terminate this Agreement. Notwithstanding anything to the contrary contained herein, if Buyer fails to terminate this Agreement on or before the date which is two (2) business days prior to the Closing Date, Buyer shall be deemed to have waived receipt of such tenant estoppel certificates as a condition of the Closing. Seller shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificates (unless Seller is specifically required to do so under the terms of any Lease), and the failure of Seller to obtain any such tenant estoppel certificates shall not be a breach or default hereunder.
               So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date in which case the Earnest Money shall be returned to Buyer and the parties hereto shall have no further rights or obligations other than those that by their terms survive the termination of this Agreement, or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.
     7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:
          7.3.1 Deed. A bargain and sale deed in the form of Exhibit C attached hereto (the “Deed”) executed and acknowledged by Seller, conveying to Buyer Seller’s interest in the Real Property;
          7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption in the form of Exhibit D attached hereto (the “Assignment”), executed by Seller,

vesting in Buyer, without warranty except as expressly provided in Section 2.1.3, Seller’s right, title and interest in and to the property described therein;
          7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;
          7.3.4 Non-Foreign Certificate. An affidavit as required by the Foreign Investors Real Property Tax Act, as amended, in the form of Exhibit E attached hereto, executed by Seller;
          7.3.5 Tenant Notice. A notice to each tenant in the form of Exhibit F (“Tenant Notice”), duly executed by Seller, informing the tenant of the change of ownership of the Property and a transfer of such tenant’s security deposit (if any) to such new owner. Buyer shall promptly provide to Seller all necessary information regarding the Buyer required to complete the Tenant Notices.
          7.3.6 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and
          7.3.7 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).
     7.4 Buyer’s Deliveries in Escrow. As of or prior to the Closing Date, Buyer shall deliver in escrow to Escrow Agent the following:
          7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed by Buyer;
          7.4.2 ERISA Letter. A letter to Seller in the form of Exhibit H attached hereto duly executed by Buyer, confirming that Buyer is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”);
          7.4.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Buyer by applicable state and local law in connection with the conveyance of Real Property; and
          7.4.4 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

     7.5 Closing Statements. Seller shall deliver to Buyer and Escrow Agent at least three (3) business days before the Closing Date, a draft proration statement for amounts due under the Leases, License Agreements, and Service Contracts assumed by Buyer pursuant to this Agreement. As of or prior to the Closing Date, Seller and Buyer shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent. At least two (2) business days prior to the Closing Date, Buyer and Seller shall cooperate with each other and Escrow Agent to cause Escrow Agent to deliver drafts of the closing statements to Buyer and Seller for review and comment so that the final closing statements can be executed by the Closing Date as required hereinabove.
     7.6 Purchase Price. On or before 10:00 a.m. (California time) on the Closing Date, Buyer shall deliver to Escrow Agent the Purchase Price, less the Earnest Money which shall be applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.
     7.7 Possession. Seller shall deliver possession of the Real Property and Tangible Personal Property to Buyer at the Closing subject only to the rights of tenants under the Leases and the Permitted Exceptions.
     7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Buyer’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: the original Leases and Lease files; the original License Agreements and related files; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy and other permits relating to the Property; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants, licensees and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.
ARTICLE 8
PRORATIONS; DEPOSITS; COMMISSIONS
     8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Buyer from and after (and including) the date of Closing: Tenant Receivables (as defined below) and other income and rents; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:
          8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing.

          8.1.2 Utilities. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where and to the extent necessary, post deposits with the utility companies. Seller shall endeavor to have all utility meters read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date or, at Seller’s option, take a credit for same on the closing statement described in Section 7.5 above.
          8.1.3 Tenant Receivables. Rents due from tenants under Leases, license fees and payments due from licensees under the License Agreements, and operating expenses and/or taxes payable by tenants under Leases and licensees under the License Agreements (collectively, “Tenant Receivables”) shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:
               (a) Buyer shall apply rent, license fees and other income and payments received from tenants under Leases and licensees under the License Agreements after Closing in the following order of priority: (i) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Buyer and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (ii) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer; (iii) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Section 8.1.3(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Buyer’s obligations hereunder; provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” or “licensor” remedy (as set forth in such tenant’s Lease or such licensee’s License Agreement, as the case may be) against such tenant or licensee other than to sue for collection and if any sums are received as a result of such collection efforts, such sums (less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any) shall be distributed in accordance with the foregoing clauses (i) to (iv). Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such past due rents and license fees payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Buyer that portion of the monies so received by Seller to which Buyer is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Buyer covenants and agrees to (A) bill the same when billable if the accounting records provided by Seller are in such a state that Buyer can determine the amounts to be billed; and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. Buyer shall use commercially reasonable efforts to bill for Uncollected Delinquent Tenant Receivables. The provisions of this Section 8.1.3(a) shall survive the Closing.
               (b) Without limiting the generality of the requirements of Section 8.1.3(a)(ii) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases and/or License Agreements shows that a net amount is owed by Seller to Buyer, Buyer’s pro rata portion shall be paid by Seller to Buyer within ten (10) business days of such final determination under the Leases or License Agreements, as the case may be. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Buyer to Seller, Buyer shall, within ten (10) business days of such final determination, remit to Seller Seller’s portion of operating expenses and/or taxes for the period up to and including the Closing Date, if, as and when received. Buyer agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Section 8.1.3(b) shall survive the Closing for a period of six (6) months.
     8.2 Leasing/Licensing Costs. Seller agrees to pay or discharge at or prior to Closing all brokerage commissions, costs for tenant improvements/allowances, legal fees and other costs and expenses (collectively, “Leasing/Licensing Costs”) that are due and payable in connection with Leases and License Agreements in force as of or prior to the Effective Date and to pay all Leasing/Licensing Costs relating to the expansion of Community Health Network into Suite 500 or to credit Buyer at Closing with the amount of all Leasing/Licensing Costs relating to the expansion of Community Health Network into Suite 500 (such Leasing/Licensing Costs relating to the Community Health Network expansion not to exceed $126,561); provided, however, that (except as expressly provided above) Seller shall have no obligation to pay, and as of the Closing, Buyer shall assume the obligation to pay, (i) all Leasing/Licensing Costs payable with respect to any option to renew or option to expand that has not been exercised as of or prior to the Effective Date, and (ii) all Leasing/Licensing Costs incurred with respect to Leases and License Agreements and renewals, extensions, amendments and terminations thereof executed subsequent to the Effective Date in accordance with the terms of this Agreement. The provisions of this Section 8.2 shall survive the Closing.
     8.3 Closing Costs. Closing costs shall be allocated between Seller and Buyer in accordance with Section 1.2.
     8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing; provided, however, such final adjustment shall be made by the date which is six (6) months after the Closing or, with respect to the reconciliation of operating expenses and taxes under the Leases and License Agreements discussed in Section 8.1.3(b) above, which shall be performed by Seller within sixty (60) days following the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

     8.5 Security Deposits. All Security Deposits not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Buyer at Closing. As of the Closing, Buyer shall assume Seller’s obligations related to the Security Deposits, but only to the extent they are credited or transferred to Buyer. If all or any part of any tenant’s Security Deposit has been applied by Seller, then Seller shall either (a) ensure that such tenant acknowledges in writing the actual amount held by Seller as of the Closing Date or Seller shall hold harmless Buyer from any claim by the tenant for any amount in excess of the credit given to Buyer by Seller at Closing (which obligation shall survive Closing), or (b) cause such tenant to replenish the Security Deposit to the full amount required under such tenant’s Lease if the Lease requires such replenishment.
     8.6 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Buyer. Other than as stated above in this Section 8.6, Seller and Buyer each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Buyer, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
     9.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:
          9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
          9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

          9.1.3 Notices from Governmental Authorities. To Seller’s knowledge, Seller has not received from any governmental authority having jurisdiction over the Property written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected.
          9.1.4 Leases. The tenants under the Leases in effect as of the Effective Date are identified on Schedule 2.1.2 attached hereto. To Seller’s knowledge, the Leases (including amendments) listed on Schedule 9.1.4 attached hereto constitute all of the Leases (including amendments) for space in the Improvements (excluding storage agreements) as of the Effective Date.
          9.1.5 Service Contracts. To Seller’s knowledge, the Service Contracts in effect as of the Effective Date are identified on Schedule 9.1.5 attached hereto.
          9.1.6 Condemnation. To Seller’s knowledge, no condemnation actions are pending or contemplated against the Property or any part thereof.
          9.1.7 Litigation. To Seller’s knowledge, there is no litigation pending or threatened against Seller with respect to the Property which if determined adversely would materially and adversely affect the use or operation of the Property for its intended purposes or would materially and adversely affect the ability of Seller to perform its obligation under this Agreement.
          9.1.8 Environmental Reports. To Seller’s knowledge, Seller has delivered to Buyer all third-party environmental reports in Seller’s possession.
     9.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:
          9.2.1 Organization and Authority. Buyer has been duly organized and is validly existing as a limited partnership in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.
          9.2.2 Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.
     9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, with respect to Sections 9.1.1 and 9.1.2, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Leslie Walling asset manager of the Property (“Asset Manager’s Employee”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Asset Manager’s Employee or any other officer or employee of Seller or its Asset Manager, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Terms such as “to Buyer’s knowledge,” “to the best of Buyer’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Robert C. Hollister, without any duty of inquiry or investigation; provided that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of Mr. Hollister or any other officer or employee of Buyer, on account of any breach of any representation or warranty made by Buyer herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Buyer or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent or party other than Buyer is authorized to make any representation or warranty for or on behalf of Buyer. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period; and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Furthermore, Buyer agrees that the post-Closing maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to $1,000,000.00. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.
ARTICLE 10
DEFAULT AND REMEDIES
     10.1 Seller’s Remedies. IF THE CLOSING DOES NOT OCCUR AS A RESULT OF BUYER’S DEFAULT HEREUNDER, SELLER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT AS PROVIDED IN SECTIONS 4.11, 8.6, 10.3 AND 10.4 HEREOF), TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST BUYER HEREUNDER. SELLER AND BUYER AGREE THAT SELLER’S DAMAGES RESULTING FROM BUYER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY. NOTWITHSTANDING ANYTHING IN THIS SECTION 10.1 TO THE CONTRARY, IN THE EVENT OF BUYER’S DEFAULT,

OTHER THAN THE FAILURE TO CLOSE AS A RESULT OF BUYER’S DEFAULT, SELLER SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY.

SELLER’S INITIALS:	BUYER’S INITIALS:
     10.2 Buyer’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect and Buyer was not aware of such breach of such representations and warranties prior to the end of the Inspection Period, then, Buyer shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money and Seller shall pay to Buyer an amount equal to the lesser of (a) Buyer’s out-of-pocket expenditures incurred in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder, or (b) $100,000.00, (ii) enforce specific performance, or (ill) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before twenty (20) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two (2) months following the scheduled Closing Date. If, however, specific performance is not available to Buyer as the result of the willful and wrongful sale or transfer of the Property by Seller to another party, Buyer shall have the right to seek actual damages from Seller in an amount not to exceed $250,000.00. For purposes of this provision, specific performance shall be considered not available to Buyer only if a court of competent jurisdiction determines conclusively that Buyer is entitled to specific performance on the merits of its claim but said court is unable to enforce specific performance clue to reasons beyond the control of the court. Buyer’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3, and 10.4 hereof. IN NO EVENT SHALL EITHER PARTY’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
     10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.
     10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the PTR.

THIS SECTION 10.1 TO THE CONTRARY, IN THE EVENT OF BUYER’S DEFAULT, OTHER THAN THE FAILURE TO CLOSE AS A RESULT OF BUYER’S DEFAULT, SELLER SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY.

SELLER’S INITIALS:	BUYER’S INITIALS:
     10.5 Buyer’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect and Buyer was not aware of such breach of such representations and warranties prior to the end of the Inspection Period, then, Buyer shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money and Seller shall pay to Buyer an amount equal to the lesser of (a) Buyer’s out-of-pocket expenditures incurred in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder, or (b) $100,000.00, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before twenty (20) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two (2) months following the scheduled Closing Date. If, however, specific performance is not available to Buyer as the result of the willful and wrongful sale or transfer of the Property by Seller to another party, Buyer shall have the right to seek actual damages from Seller in an amount not to exceed $250,000.00. For purposes of this provision, specific performance shall be considered not available to Buyer only if a court of competent jurisdiction determines conclusively that Buyer is entitled to specific performance on the merits of its claim but said court is unable to enforce specific performance due to reasons beyond the control of the court. Buyer’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. IN NO EVENT SHALL EITHER PARTY’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
     10.6 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.
     10.7 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the PTR.

ARTICLE 11
DISCLAIMERS; RELEASE AND INDEMNITY
     11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Asset Manager have not at any time made and are not now making, and they specifically disclaim, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining Property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.
     11.2 Sale “As Is, Where Is.” Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Buyer at Closing. Except as expressly set forth in this Agreement, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the Asset Manager, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations.
Buyer’s Initials
     11.3 Seller Released from Liability. Buyer acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Buyer deems necessary, and Buyer hereby FOREVER RELEASES AND DISCHARGES Seller and Asset Manager from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended (“CERCLA”), regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller.
     In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.
     Buyer further hereby WAIVES (and by closing this transaction will be deemed to have waived) any and all objections to or complaints regarding (including, but not limited to, federal, state and common law based actions), or any private right of action under, state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA, Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended (“RCRA”), physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.
Buyer’s Initials
     11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material” means “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.
     11.5 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.
     Buyer acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer for the Purchase Price without the disclaimers and other agreements set forth above.
ARTICLE 12
MISCELLANEOUS
     12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Subject to Section 12.16 below, Buyer may assign its rights under this Agreement upon the following conditions: (i) the assignee of Buyer must be an affiliate of Buyer or an entity controlling, controlled by, or under common control with Buyer; (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the Inspection Period shall be deemed to have ended, (iv) the assignee of Buyer shall assume all obligations of Buyer hereunder, but Buyer shall remain primarily liable for the performance of Buyer’s obligations, (v) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least four (4) business days prior to Closing; and (vi) there shall be no increase or “mark-up” of the Purchase Price.
     12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
     12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
     12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.
     12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
     12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. Seller and Buyer acknowledge that upon full execution and delivery of this Agreement, that certain Access and Due Diligence Agreement dated as of December 13, 2005 shall terminate in accordance with the terms thereof. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
     12.7 Time. Time is of the essence in the performance of this Agreement.
     12.8 Confidentiality. Neither Buyer nor Seller shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before the Closing, without the prior written specific consent of the other party; provided, however, that Buyer may, subject to the provisions of Section 4.8, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Buyer (including any applicable federal or state securities laws or to comply with the requirements of the Securities and Exchange Commission or the New York Stock Exchange or any similar agency or body.
     12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be given to the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt followed by a confirmatory letter sent in another manner permitted hereunder. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3r`’) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. California time of any business day with delivery made after 5:00 p.m. to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

     12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.
     12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.
     12.13 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Buyer without the prior written consent of Seller shall constitute a default hereunder by Buyer, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.
     12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.
     12.15 Auditor Access. If required by the rules of the Securities and Exchange Commission, at any time before the Closing or within three (3) years after the Closing, Seller shall provide to Buyer and Buyer’s designated independent auditor access to Seller’s financial books and records in Seller’s possession concerning the operation the Property (other than Excluded Documents) for the purpose of enabling Buyer to comply with any financial reporting requirements applicable to Buyer under the Securities Act of 1933 and the Securities Exchange Act of 1934. Buyer shall give reasonable prior notice to Seller when Buyer desires to exercise its right to inspect such books and records. Such inspection shall take place at such offices of Seller or Seller’s asset manager or other location as Seller shall designate during normal business hours and on a date reasonably convenient to Seller and Buyer.
     12.16 ERISA. Under no circumstances shall Buyer have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Buyer assigns this Agreement or transfers any ownership interest in Buyer, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.
     12.17 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Asset Manager and Buyer only and are not for the benefit of any third party (other than Asset Manager), and accordingly, no third party (other than Asset Manager) shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     12.18 Asset Manager; Designated Representative. Seller has engaged Archon Group, L.P. or affiliated companies (“Asset Manager”) to provide certain asset management services with respect to the Property, including acting as a liaison between Seller and Buyer in connection with the Property and this Agreement. The Asset Manager will appoint one or more representatives (“Designated Representative(s)”) to deal with Buyer. Whenever any approval, acceptance, consent, direction or action of Seller is required pursuant to this Agreement, Buyer shall send to the Designated Representative a written notice requesting same, which notice shall: (i) describe in detail the matter for which such approval, acceptance, consent, direction or other action of Seller is requested; (ii) be accompanied by a copy of any contract, agreement or other document to be executed by Seller evidencing such approval, consent, acceptance, direction or action of Seller; and (iii) be accompanied by such other documents, written explanations and information as may be reasonably necessary to explain the request fully and completely. The Asset Manager will communicate Seller’s response to any such requests to Buyer.

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
WXIII/SCV REAL ESTATE LIMITED PARTNERSHIP
AND
HINES 720 OLIVE WAY LP
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

Date executed by Seller:	SELLER:

December 29, 2005	WXIII/SCV REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership

By: WXII/SCV Gen-Par, L.L.C., a Delaware limited liability company General Partner

	By:	/s/ Nancy M. Haag

Name: Nancy M. Haag
Its: Assistant Vice President

Date executed by Buyer:	BUYER:

HINES 720 OLIVE WAY LP, a Delaware limited partnership,

	By:	Hines 720 Olive Way GP LLC, a Delaware limited liability company General Partner

		By:	/s/ Edmund A. Donaldson

Name: Edmund A. Donaldson
Its: Manager

JOINDER BY ESCROW AGENT
     Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

Date executed by Escrow Agent:	LANDAMERICA FINANCIAL GROUP

By:

Name:

Its:

LIST OF EXHIBITS

A	-	Legal Description

B	-	Property Information

C	-	Bargain and Sale Deed

D	-	Bill of Sale, Assignment and Assumption

E		Non-Foreign Certificate

F	-	Tenant Notice Letter

G	-	Tenant Estoppel Certificate

H	-	ERISA Letter